GRANITE SOUTH BRUNSWICK LLC,
as Landlord
AND
G III APPAREL GROUP LTD
as Tenant

LEASE AGREEMENT

Dated: December 21, 2009
Premises:
140 – 148 Docks Corner Road
Jamesburg, New Jersey

i

ii

iii

LEASE
     This Lease is made between Landlord and Tenant named in Article l as of the date set forth therein. Landlord and Tenant, in consideration of the covenants and agreements contained herein, agree as follows:
ARTICLE 1
REFERENCE DATA AND DEFINITIONS
     The following are definitions of terms used in this Lease, and each reference in this Lease to any of the following subjects shall be construed to incorporate the data, terms, covenants and provisions stated for that subject in this Article 1, subject to the terms of the balance of this Lease:

DATE OF EXECUTION:	December 21, 2009

LANDLORD:	GRANITE SOUTH BRUNSWICK LLC, a
Delaware limited liability company

MANAGING AGENT:	BlackRock Realty Advisors, Inc.

LANDLORD’S AND	GRANITE SOUTH BRUNSWICK LLC
MANAGING AGENTS ADDRESS:	BlackRock Realty Advisors, Inc.
One Financial Center
32nd Floor
Boston, MA 02111
Attn: Robert Norberg

With a copy to:

BlackRock Realty Advisors, Inc.
300 Campus Drive, Suite 300
Florham Park, NJ 07932
Attn: Jeremy Litt, Esq.

WIRE INSTRUCTIONS AND/OR	Matrix Realty, Inc
ADDRESS FOR RENT	CN 4000, Forsgate Drive
PAYMENT:	Cranbury, NJ 08512
Attn: Accounts Receivable

TENANT:	G III APPAREL GROUP LTD

STATE OF TENANT’S	Delaware
FORMATION/INCORPORATION:

TENANT’S ADDRESS:	512 Seventh Ave.	With copy to:
	35th Floor	Douglas J. Danzig
	New York, NY 10018	Fulbright & Jaworski
	Attn: Chief Operating Officer	L.L.P.
666 Fifth Avenue
New York, N.Y. 10103

DEMISED PREMISES:	As shown on Exhibit A agreed for all purposes of this Lease to be 583,376 square feet.

LAND:	The Land described on Exhibit B.

BUILDING:	140 – 148 Docks Corner Road, Jamesburg, NJ

PROPERTY:	The Land, the Building (i.e. Demised Premises) and all other improvements located on the Land, including, without limitation, parking areas, driveways, walkways and landscaped areas.

USE OF DEMISED PREMISES:
Warehouse, distribution, processing (to the extent permitted by zoning) and up to two warehouse sales per year, subject to compliance with all laws and any governmental requirements at Tenant’s sole cost, of apparel and related items, and general office

COMMENCEMENT DATE:	June 1, 2010

EXPIRATION DATE:	December 31, 2020

TERM:	Ten (10) Years and Seven (7) Months.

RENEWAL TERM:	One renewal term of Five (5) Years

FIXED RENT:	Initial Term:
Months 1 – 7 — $0.00 per annum
Months 8 – 31 — $1,989,312.16 per annum
Months 32 – 55 — $2,135,156.16 per annum
Months 56 – 91 — $2,187,660.00 per annum
Months 92 – 127 — $2,304,335.20 per annum

MONTHLY FIXED RENT:	Initial Term:
Months 1 – 7 — $0.00 per month
Months 8 – 31 — $165,776.01 per month
Months 32 – 55 — $177,929.68 per month
Months 56 – 91 — $182,305.00 per month
Months 92 – 127 — $192,027.93 per annum

TENANT’S PROPORTIONATE SHARE:	100%

DEFAULT RATE:
The Prime Rate plus five percent (5%) per annum. “Prime Rate” shall mean the highest of the prime rates as reported in the Money Rate Section of the Wall Street Journal. If the Wall Street Journal no longer publishes the Prime Rate as an index, Landlord may substitute a comparable index including the Prime Rate or reference rate of a reputable financial institution.

SECURITY DEPOSIT AMOUNT:	$331,552.00

BROKER:	Cushman & Wakefield of New Jersey, Inc., representing Landlord, and Team Resources, Inc., representing Tenant
ARTICLE 2
DEMISED PREMISES AND TERM
     Section 2.1 Demised Premises. Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, the Demised Premises, upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations of this Lease.
     Section 2.2 Term. The Term and Tenant’s obligation to pay Rent shall commence on the Commencement Date and shall end, unless sooner terminated or extended as herein provided or pursuant to law, at the close of business on the Expiration Date.
     Section 2.3 Tenant’s Entry upon Demised Premises before Commencement Date. Provided that Tenant complies at all times with the provisions and requirements of this Lease (other than the obligation to pay Fixed Rent), Tenant may enter upon the Demised Premises as of January 1, 2010 to install trade fixtures, furnishings and equipment and to make the Demised Premises ready for the conduct of Tenant’s business, provided, however, that Tenant does not interfere with Landlord’s Work (as defined in Section 5.1), if any, and provided further that such contractors as Tenant may engage to undertake such installations and other preparatory work shall be subject to Landlord’s reasonable written approval prior to engagement. Landlord shall approve or disapprove (stating in reasonable detail the reasons for any such disapproval) of any such request for approval within five (5) business days of its receipt of same. In the event Landlord fails to approve or disapprove such request within said five (5) business days, Tenant’s request shall be deemed approved. Tenant shall be obligated to pay for utilities furnished to the Demised Premises upon Tenant’s entry pursuant to this Section 2.3 at Landlord’s cost therefor as invoiced by Landlord in six (6) equal, consecutive monthly installments and payment of each such consecutive monthly installment shall be due and owing to Landlord with the first such installment due and payable January 1, 2011 and the subsequent installments on the first day of each month through June 1, 2011. However, Landlord does not assume responsibility for the availability of any services during the period prior to the Commencement Date.
ARTICLE 3
RENT AND SECURITY DEPOSIT
     Section 3.1 Fixed Rent. Tenant shall pay to Landlord, without any prior demand therefor and without any deduction or set-off whatsoever (except as expressly otherwise provided herein), the Fixed Rent set forth in Article 1. Fixed Rent shall be due and payable in monthly installments each equal to the Monthly Fixed Rent set forth in Article l, in advance on the first day of each and every calendar month during the Term.
     Section 3.2 Additional Rent. Any sums or charges to be paid by Tenant pursuant to the provisions of this Lease, other than the Fixed Rent, shall be designated as “Additional Rent” and shall be payable within 20 days after Landlord gives written notice that payment is due, unless otherwise provided in this Lease. Landlord shall have the same rights against Tenant for default in payment of Additional Rent as for default in payment of the Fixed Rent. As used in this Lease, the term “Rent” shall mean the Fixed Rent and Additional Rent.
     Section 3.3 Past Due Rent.
     (a) If Tenant shall fail to pay any installment of Rent before the sixth day after receipt of written notice from Landlord on more than two (2) occasions during any calendar year, beginning with the third (3rd) such late payment and for every subsequent late payment during such calendar year, Tenant shall pay a charge (the “Late Charge”) which shall be 3.5% of the amount of such unpaid installment of Rent. The parties agree that the amount of such Late Charge represents a reasonable estimate of the cost and expense that will be incurred by Landlord in processing each such delinquent payment of Rent by Tenant and that such Late Charge shall be paid to Landlord as liquidated damages for each such delinquent payment.
     (b) Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the Default Rate from the date such payment is due, after the expiration of any applicable notice and grace period, until paid. The rate so determined shall continue in effect following any default by Tenant pursuant to this Lease. Payment of such interest shall not excuse or cure any default by Tenant under this Lease. The parties agree that the payment of interest and the payment of Late Charges provided for in Section 3.3(a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money due from Tenant, while the payment of Late Charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.
     Section 3.4 Security Deposit. Tenant shall deposit with Landlord upon signing this Lease and, throughout the Term shall keep on deposit with Landlord, the Security Deposit Amount set forth in Article 1 as security for the payment by Tenant of the Rent and for the faithful performance of all the terms, conditions and covenants of this Lease (the “Security Deposit”). Landlord shall not be obligated to keep the Security Deposit as a separate fund, but may commingle the Security Deposit with Landlord’s own funds. If at any time during the Term Tenant shall default in the performance of any provisions of this Lease beyond applicable notice and cure periods, Landlord may, but shall not be required to, use the Security Deposit, or so much thereof as necessary, in payment of any Rent in default, or in reimbursement of any expense incurred by Landlord or in payment of the damages incurred by Landlord by reason of Tenant’s default. In such event, Tenant shall, upon written demand from Landlord, promptly remit to Landlord a sufficient amount in cash to restore the Security Deposit to equal the Security Deposit Amount. Within 30 days after the expiration of this Lease and surrender of the Demised Premises in accordance with the terms and conditions of this Lease, the Security Deposit, or as much thereof as has not been utilized for such purposes, shall be refunded to Tenant without interest. Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Demised Premises in the event such interest is sold, and, in such instance, Landlord named herein shall be discharged from any further liability with respect to the Security Deposit and Tenant shall look to Landlord’s successor for the return of the Security Deposit. Notwithstanding the above provisions of this Section 3.4, if any claims of Landlord exceed the amount of the Security Deposit, Tenant shall remain liable for the balance of such claims. Tenant may maintain the Security Deposit in the form of a letter of credit so long as (i) the form and terms of said letter of credit and the issuing bank thereunder shall each be reasonably satisfactory to Landlord, and (ii) the letter of credit shall be fully transferable without cost to Landlord.
     Section 3.5 Rent Payments. All Rent payments shall be made to Landlord at the address set forth in Article l, or at such other place designated by Landlord in writing, in lawful currency of the United States of America. Rent payments applicable to partial months falling within the Term shall be prorated. If Tenant shall default in any payment of Rent, and while such default remains uncured, Landlord may, by written notice to Tenant, require that all future Rent payments be made by wire transfer of immediately available funds to an account designated by Landlord or by unendorsed certified or official bank check payable to Landlord.
ARTICLE 4
TENANT’S SHARE OF OPERATING COSTS AND TAXES
     Section 4.1 Definitions. As used herein:

     (a) “Operating Costs” shall mean any and all costs, charges, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the operation, ownership, maintenance, management and repair of the Property, including, without being limited to, the following:
     (1) All wage, salary and labor costs of all persons to the extent engaged in the operation, maintenance, management and repair of the Property (including, without being limited to, all applicable taxes, insurance and benefits).
     (2) Costs of any utilities supplied by Landlord (including, without being limited to, heat, electricity, gas, water and sewer), fuel and supplies and materials and of the operation and maintenance of all Property systems (including, without being limited to, heating, ventilation and air-conditioning (“HVAC”) systems and telecommunications systems).
     (3) Costs of repairs, replacements, and general maintenance, including, without being limited to, exterior building maintenance, paving, curbs, drainage, lighting, sidewalks and landscaping.
     (4) Professional fees and expenses (including, without being limited to, legal, accounting, architectural and engineering fees), incurred by Landlord on or after June 1, 2010.
     (5) All costs of making any alterations to the Building for life-safety systems or energy conservation or other capital improvements required by any governmental requirement enacted or amended after the date hereof or which are primarily for the purpose of reducing or stabilizing Operating Costs, amortized over the useful life of such improvements, with a return on capital at the rate of ten percent (10%) per annum.
     (6) All property management fees, costs and expenses, not to exceed 2% of annual gross rent.
     (b) Operating Costs — Exclusions. The term Operating Costs excludes:
     (1) Repairs and alterations which Landlord is required to make at its sole cost and expense pursuant to Article 8 hereof and capital expenditures not specifically included in Clause (5) of Section 4.1(a);
     (2) the cost of repairs or replacements incurred by reason of condemnation or fire or any other risk;
     (3) expenditures for refinancing and for mortgage debt service;
     (4) Taxes;

     (5) depreciation or amortization (other than as includable in Operating Costs pursuant to Clause (5) of Section 4.1(a);
     (6) costs and expenses otherwise includable in Operating Costs, to the extent that Landlord is reimbursed from other sources for such costs and expenses;
     (7) interest on, and amortization of, debts (other than as includable in Operating Costs pursuant to Clause (5) of Section 4.1(a)), late charges, penalty interest or other similar charges in connection with debts or the late payment of any Taxes unless delayed by Tenant’s payment to Landlord for the same;
     (8) brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with any mortgage financing or refinancing;
     (9) brokerage commissions, attorneys’ fees and disbursements, any transfer gains taxes, transfer taxes and recording charges and any other cost or expense incurred in connection with the closing of a conveyance of all or any portion of the Property or the Building;
     (10) salaries or other benefits of any nature whatsoever of executives or employees of Landlord or Landlord’s affiliates above the grade of building or property manager;
     (11) payments made by Landlord to a company or other entity affiliated with Landlord for goods and services to the extent that such payments exceed the range of amounts that would have been paid to independent third parties for goods and services of like kind in connection with the operation, repair, cleaning, maintenance, management and security of the Property;
     (12) fines or penalties payable by Landlord resulting from non-compliance with laws to the extent Landlord is responsible for such compliance pursuant to Section 6.2(a) hereof;
     (13) attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration resulting from any tort liability on the part of Landlord and the amount of such settlement or judgment;
     (14) the cost of installing, maintaining and operating any specialty facility to the extent such facility is for use by the general public, such as an observatory, broadcasting facility, luncheon club, athletic club or recreational club;
     (15) the costs of constructing any addition which adds leasable area to the Building after the Commencement Date;

     (16) arbitration and litigation expenses to the extent such expenses are unrelated to the operation, repair, cleaning, maintenance, management or security of the Property;
     (17) ground rent or other charges payable under superior leases;
     (18) costs incurred in connection with the removal, enclosure or encapsulation of any asbestos or other Hazardous Materials unless introduced by Tenant, or Tenant’s employees or Tenant’s agents in the Building or on the Property;
     (19) costs incurred pursuant to any obligation of Landlord to indemnify Tenant under this Lease.
     It is the intention of the parties that Tenant shall not be required to make duplicate payments of an Operating Cost item if payment for such item was made pursuant to any other provision of this Lease.
     (c) “Taxes” shall mean the aggregate amount of real estate and personal property taxes and any special assessments levied, assessed or imposed upon the Property, or any portion thereof, other than any water or sewer charge to the extent the same are included in Operating Costs for the applicable calendar year. If because of any change in the taxation of real estate, any other tax, assessment or surcharge of any kind or nature (including, without being limited to, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon, against or with respect to Landlord, or the occupancy, rents or income therefrom, either in lieu of, in substitution for or in addition to any of the foregoing Taxes, such other tax, assessment or surcharge (which shall be measured as if the Property, or applicable portion thereof, as the case may be, were the only asset of Landlord or such owner) shall be deemed part of Taxes. With respect to any calendar year, all expenses, including reasonable attorney’s, accounting and experts’ fees and expenses, incurred in contesting the validity or amount of Taxes, the assessed valuation of the Property, or any portion thereof, or in obtaining a refund of Taxes shall be considered as part of Taxes for such year. Tenant, with the consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, may contest the Taxes assessed against the Property, and Landlord shall, at no cost to Landlord, co-operate with the Tenant in connection with such contest.
     (d) “Insurance” shall mean costs of all insurance, including, without being limited to, casualty, worker’s compensation, rental and liability insurance in such amounts within the range as generally maintained by owners of comparable warehouse/office properties; however, rental insurance shall cover loss of rental for one (1) year, if available. Landlord shall carry full replacement cost coverage for the Building, the cost for which shall be included in the Operating Costs.
     Section 4.2 Tenant’s Payment of Operating Costs, Taxes and Insurance.

     (a) Commencing as of June 1, 2010 and for each subsequent calendar year during the Term, Tenant shall pay to Landlord, as Additional Rent, at the times and in the manner provided below, Tenant’s Proportionate Share of the sum of (1) Operating Costs for such calendar year, (2) Taxes for such calendar year, and (3) Insurance for such calendar year (collectively, “Tenant’s Expense Charge”). The Operating Costs for the period of June 1, 2010 to December 31, 2010 shall be apportioned appropriately. Notwithstanding the foregoing, the amount charged to Tenant for any calendar year with respect to those Controllable Expenses (defined below) in excess of the average Controllable Expenses paid or incurred from June 1, 2010 through December 31, 2011, such average herein called “Base Year Controllable Expenses”) is limited to the amount by which the Base Year Controllable Expenses is exceeded by the Base Year Controllable Expenses as increased at the cumulative annual compound rate of five percent (5%). By way of illustration, if the Base Year Controllable Expenses are $1.00 per square foot, excess Controllable Expenses chargeable to Tenant for the next applicable calendar year pursuant to this paragraph 4.2 cannot exceed $0.05 per square foot, $0.1025 per square foot for the following year, $0.1576 per square foot for the next calendar year, and so forth. “Controllable Expenses” means those Expenses, which are within the reasonable control of Landlord, and include, without limitation, any and all roof repair, roof maintenance and roof replacement, but shall not include real estate taxes, insurance costs, costs which are established by public utilities, and costs which are subject to variation due to weather conditions, such as snow removal. Further, in the event Tenant desires to undertake certain maintenance of the Common Area at their own cost, provided that Tenant so notifies and coordinates with Landlord the transfer of the maintenance of such items so as not to conflict with any then existing service contracts, Tenant may perform such maintenance at its sole costs and the maintenance of such item(s) shall thereafter not be included in the Operating Costs.
     (b) At any time during the Term, Landlord shall have the right to compute and deliver to Tenant a reasonable estimate (an “Estimate”) of Tenant’s Expense Charge for the applicable calendar year and, without further notice, Tenant shall pay to Landlord commencing with the next payment of Monthly Fixed Rent and continuously thereafter with payments of Monthly Fixed Rent until delivery of the next Estimate, monthly installments equal to one-twelfth of the amount set forth in such Estimate, together with, in the case of the first such monthly payment, an amount equal to the difference between (i) the amount of such monthly installment times the number of months in such year preceding the first monthly payment, less (ii) the amount of any monthly installments in respect of the prior Estimate theretofore paid to Landlord. In the event Landlord is required under any mortgage of the Land or the Building to escrow Operating Costs and/or Taxes, Landlord may (without obligation) use the amount required to be escrowed as a basis for determining the Estimate.
     (c) Landlord shall use commercially reasonable efforts to deliver to Tenant within 120 days after the end of each calendar year during the Term a written statement (the “Statement”) setting out in reasonable detail Tenant’s Expense Charge for such year certified to be correct by Landlord. If the aggregate of the monthly installments actually paid by Tenant to Landlord on account of the estimated Tenant’s Expense Charge during any calendar year (the “Actual Payments”) differs from the amount of Tenant’s Expense Charge payable according to the Statement (the “Obligated Payments”), Tenant shall (1) if the Obligated Payments shall exceed the Actual Payments, pay to Landlord, within 30 days after the date of delivery of the Statement, an amount equal to such excess, or (2) if the Actual Payments shall exceed the Obligated Payments, be granted a credit against the next installments of Rent in an amount equal to such overpayment.
     (d) Tenant shall have the right to examine Landlord’s books and records with respect to the items in a Statement during Normal Business Hours (except, however, Saturdays) at any time within ninety (90) days following the furnishing of the Statement to Tenant. In conducting such examination, Tenant must utilize either its own full time salaried employees or an independent certified public accountant (“CPA”), which CPA shall be paid by Tenant on an hourly fee for services rendered basis, and not on a contingency fee basis, and which CPA shall be subject to Landlord’s reasonable prior approval. Unless Tenant takes written exception to any item on the subject Statement within one hundred twenty (120) days after the furnishing of the Statement, such Statement shall be considered as final and accepted by Tenant. If Tenant timely provides such written exception to Landlord, but Landlord and Tenant disagree on the accuracy of Tenant’s Expense Charge as set forth in the Statement, Tenant shall nevertheless make payment in accordance with the Statement, but the disagreement shall immediately be referred by Landlord for prompt decision to a mutually acceptable public accountant or other professional consultant who shall be deemed to be acting as an expert and not as an arbitrator, and a determination signed by the selected expert shall be final and binding on both Landlord and Tenant. If Landlord and Tenant shall fail to agree on such an expert within 15 days after Tenant’s notice of disagreement (as above described), such expert shall be selected by the president of the local chapter of the National Association of Real Estate Boards. Any adjustment required to be made by reason of any such decision shall be made within 15 days thereof and payment shall be made or credit allowed in the manner set forth in Section 4.2(c) hereof. If the adjustment is greater than 5% of the amount of Operating Costs charged to Tenant, and the amount of the adjustment is to be credited to Tenant, Landlord will pay the cost of the expert; otherwise Tenant will pay the cost of the expert.
     Section 4.3 Refunds; Other Items.
     (a) In the event a refund of any Operating Costs or Taxes is obtained and actually paid to Landlord, Landlord shall credit an appropriate portion thereof (after deducting any unrecouped expenses in connection with obtaining such refund) to the next installment(s) of Rent.
     (b) The rendering of a Statement for any year shall not preclude Landlord from issuing a correction thereto at a later time, including a correction for items not included in the original Statement; however, any such correction statement shall be delivered to Tenant within two (2) years of the date on which the Statement to which the correction relates was delivered to Tenant.

ARTICLE 5
COMPLETION AND OCCUPANCY OF DEMISED PREMISES
     Section 5.1 Completion of Demised Premises. Pursuant to Exhibit “D” to this Lease, Tenant may elect to either have Landlord perform certain work within the Demised Premises (“Work”) or advise Landlord that Tenant will perform the Work.
     Section 5.2 Occupancy of Demised Premises. The occupancy of the Demised Premises or any part thereof for the conduct of business by Tenant or anyone claiming by, under or through Tenant shall be conclusive evidence that (a) Tenant accepts possession; (b) the Demised Premises were in good and satisfactory condition, subject to latent defects; and (c) Landlord’s Work, if any, was satisfactorily completed (but only if evidenced by a certificate of Landlord’s architect pursuant to Paragraph 2 of Exhibit D if Landlord is requested to perform the Landlord’s Work) at the time such occupancy for business was so taken, subject to punchlist items, if any, indicated on a list delivered by Tenant to Landlord on or before the date Tenant takes occupancy of the Demised Premises.
ARTICLE 6
CONDUCT OF BUSINESS BY TENANT
     Section 6.1 Use of Demised Premises. Tenant shall use the Demised Premises during the Term solely for use specified in Article 1 and for no other purpose.
     Section 6.2 Compliance with Laws and Requirements of Public Authorities.
     (a) At all times during the Term, Tenant shall give prompt notice to Landlord of any notice Tenant receives of any violation of any law or requirement of a governmental authority affecting the Demised Premises or the Property or any regulation of the board of fire underwriters having jurisdiction over the Property (“Applicable Law”), and, at its sole cost and expense, shall comply with all Applicable Laws, including any violation, order or duty imposed upon Landlord or Tenant, arising from or relating to (1) Tenant’s specific use of the Demised Premises; (2) the specific manner or conduct of Tenant’s business or operation of its installations, equipment or other property therein; (3) any cause or condition created by or at the insistence of Tenant; or (4) breach of any of Tenant’s obligations hereunder. Tenant shall have no responsibility for the cost of compliance with all Applicable Laws, including the Americans with Disabilities Act and Environmental Laws (hereafter defined), to the extent that the Demised Premises is not, as of the date of this Lease, in compliance with such laws. Landlord shall, at its sole cost and expense, promptly comply with all Applicable Laws other than those which Tenant is required to comply with, providing same adversely affect Tenant’s ability to conduct business at the Demised Premises.
     (b) Tenant shall not do, permit or suffer any act or thing to be done which is injurious to the Property or the Demised Premises, which is immoral, a nuisance, contrary to Applicable Law or in violation of the certificate of occupancy issued for the Building or which would result in the cancellation of, insurance maintained by Landlord with respect to the Property or the Demised Premises.
     (c) Tenant shall not use, maintain or allow the use or maintenance of the Demised Premises or any part thereof to treat, store, dispose of, transfer, release, convey or recover Hazardous Materials (as hereinafter defined) nor shall Tenant otherwise, in any manner, possess or allow the possession of any Hazardous Materials on or about the Demised Premises; provided, however, any Hazardous Material lawfully permitted and generally recognized as necessary and appropriate for general office and warehouse use may be stored and used on the Demised Premises so long as (i) such storage and use is in the ordinary course of Tenant’s business permitted under this Lease; and (ii) such storage and use is performed in compliance with all applicable laws. “Hazardous Materials” shall mean any solid, liquid or gaseous waste, substance or emission or any combination thereof which may (i) cause or significantly contribute to an increase in mortality or serious illness, or (ii) pose the risk of a substantial present or potential hazard to human health, to the environment or otherwise to animal or plant life, and shall include without limitation hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local laws. Tenant shall immediately notify Landlord of the presence or suspected presence of any Hazardous Materials on or about the Demised Premises and shall deliver to Landlord any notice received by Tenant relating thereto.
     (d) Tenant agrees that it shall not keep, use, sell or offer for sale in or upon the Demised Premises any article which may be prohibited by any then available standard forms of fire insurance policies with extended coverage. Tenant agrees to pay to Landlord any increase in premiums for insurance maintained by Landlord with respect to the Demised Premises or the Property resulting from the use of the Demised Premises by Tenant, whether, or not Landlord has consented to such use.
     (e) Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Section 6.2.
     Section 6.3 Rules and Regulations. Tenant and its agents, employees, contractors and invitees shall faithfully observe and comply with the rules and regulations attached hereto as Exhibit C and incorporated herein by this reference, and such reasonable changes thereto, whether by modification, elimination or addition which are not inconsistent with any of the provisions of this Lease, as Landlord may, at any time and from time to time, make in respect of the Demised Premises and/or the Property (the “Rules and Regulations”). Such changes shall be effective upon notice thereof from Landlord to Tenant. In the case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, as originally promulgated or as changed, the provisions of this Lease shall control.

ARTICLE 7
COMMON AREA
     Section 7.1 Control of Common Area.
     (a) As used in this Lease, the term “Common Area” shall mean the Property, other than the Demised Premises, which includes all parking areas, sidewalks, landscaping, curbs, driveways, private streets and alleys, lighting facilities and the like. Landlord grants Tenant a nonexclusive license for the Term, to use in common with the invitees, employees or agents of Landlord for the purpose of exercising any rights or performing any obligations of Landlord under this Lease and Tenant, the Common Area, subject to the terms and conditions of this Lease and to the Rules and Regulations.
     (b) Subject to Tenant’s reasonable approval or if required by any governmental authority, Landlord reserves the right, at any time and from time to time, without incurring any liability to Tenant therefor, to change the arrangement, dimensions and/or location of parking areas or other parts of the Common Area.
     Section 7.2 Intentionally deleted.
ARTICLE 8
REPAIRS, ALTERATIONS AND MECHANICS’ LIENS
     Section 8.1 Repairs.
     (a) Landlord shall, at its sole cost, make all necessary repairs to keep the exterior walls, foundation and structural frame of the Building and as part of Operating Costs perform all necessary repairs and maintenance to keep the roof and the Common Area, in good order and repair, excluding, however, all repairs which Tenant is obligated to make or pay for pursuant to this Section 8.1. Landlord agrees to exercise its rights under the existing roof warranty, which has been or will be transferred to the Landlord and which is attached hereto as Exhibit E. Tenant shall give Landlord prompt notice of any defective condition in the roof, roof membrane, any plumbing, heating system or electrical lines located in, servicing or passing through the Demised Premises and following such notice, Landlord shall use commercially reasonable efforts where practicable to initiate all repairs promptly and to remedy the condition with due diligence, subject to unavoidable delay, but at the expense of Tenant if repairs are necessitated by any act attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees; provided, however, that no liability of Landlord to Tenant shall accrue hereunder unless and until Tenant has given notice to Landlord of the specific repair to be made.
     (b) Tenant, at its sole cost and expense, shall take good care of the Demised Premises, including all Building equipment and HVAC and other systems located therein and serving the Demised Premises and plate glass, floors, windows and doors, and

Tenant’s property and fixtures. Tenant, at its expense, shall obtain a preventative maintenance contract on the HVAC system, the form and contractor under which shall be subject to Landlord’s reasonable approval. Tenant shall provide Landlord with an executed copy of the preventative maintenance contract no later than ninety (90) days after the Commencement Date. The preventative maintenance contract shall provide for the inspection and maintenance of the HVAC system on not less than a semi-annual basis. All repairs made by or on behalf of Tenant shall be made and performed in accordance with the provisions of Section 8.2 and shall be at least equal in quality and design to the original construction of the Demised Premises and the Building. If Tenant fails to proceed with due diligence to make repairs required to be made by Tenant, and such failure shall continue for 10 days after notice from Landlord, the same may be made by Landlord at the expense of Tenant and the amount so incurred by Landlord shall be paid to Landlord by Tenant within 20 days after submission of a bill or statement therefor by Landlord.
     Section 8.2 Alterations. Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Demised Premises, except pursuant to Exhibit “D”, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall only utilize contractors reasonably approved by Landlord. Tenant shall, before making any Alterations, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord, and Tenant agrees to carry, and to cause Tenant’s contractors and sub-contractors to carry such workmen’s compensation, general liability, personal and property damage insurance as Landlord may reasonably require. Upon completion of any Alterations, Tenant shall deliver to Landlord one set of “as-built” plans and specifications therefor. All fixtures and all paneling, partitions, and like Alterations (but not FF&E Work, including therein any racking or railing system installed by Tenant which Tenant shall remove upon the expiration or earlier termination of the Lease), installed in the Demised Premises, either by Tenant or by Landlord on Tenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises upon the expiration or earlier termination of the Lease, unless Landlord, by notice to Tenant given no later than 20 days prior to the Expiration Date of this Lease (or within 20 days after the earlier termination hereof), elects to have them removed by Tenant, in which event, the same (except for, Tenant’s Work, Landlord’s Work, done pursuant to Exhibit D, but including other Alterations [unless at the time of Tenant’s request for approval of installation, Landlord advises Tenant in writing that such Alterations need not be removed upon expiration or earlier termination of this Lease, and, if after Tenant’s written notice to Landlord to request such determination, if Landlord does not so advise Tenant of the requirement of removal of all or any of such Alterations, Tenant shall not be required to remove such Alterations at the expiration or earlier termination of this Lease], and furniture, fixtures and equipment installed by or for Tenant, in connection with Tenant’s occupancy of the Demised Premises) shall be removed from the Demised Premises by Tenant. Nothing in this section shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures, moveable office furniture and equipment, but upon removal of any such equipment and fixtures from the Demised Premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense, repair and restore the

Demised Premises to the condition existing prior to installation (subject to ordinary wear and tear) and repair any damage to the Demised Premises or the Property due to such removal. All property that was permitted or required to be removed by Tenant at the end of the Term but which remains in the Demised Premises for 10 business days after Tenant vacates the Demised Premises shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Demised Premises by Landlord at Tenant’s expense.
     Section 8.3 Mechanics’ Liens. Tenant shall (a) pay before delinquency all costs and expenses of work done or caused to be done by Tenant in the Demised Premises; (b) keep the title to the Property and every part thereof free and clear of any lien or encumbrance in respect of such work; and (c) indemnify and hold harmless Landlord against any claim, loss, cost, demand (including reasonable legal fees), whether in respect of liens or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall promptly notify Landlord of any lien, claim of lien or other action of which Tenant has knowledge and which affects the title to the Property or any part thereof, and shall cause the same to be removed within 15 days (or such additional time as Landlord may consent to in writing). If Tenant shall fail to remove same within said time period, Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord and such amount shall bear interest at the Default Rate. Nothing contained in this Section 8.3 or elsewhere in this Lease shall be deemed or construed in any way as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of a materialmen’s, mechanics’ or other lien against the Demised Premises or any other portion of the Property.
ARTICLE 9
UTILITIES AND BUILDING SERVICES
     Section 9.1 Utilities and Building Services. Tenant shall obtain in its own name and shall pay directly to the appropriate supplier the cost of all utilities and services serving the Demised Premises, including but not limited to: natural gas, heat, light, electrical power, telephone, janitorial service, refusal disposal and other utilities and services. If, however, any such services or utilities are jointly master-metered (i.e., water and sewer charges) Tenant shall pay Tenant’s Proportionate Share of said charges as part of Operating Costs unless as otherwise provided in this Lease.
     Section 9.2 Interruption of Services. Landlord does not covenant that utility or other Building services will be free from interruptions caused by repairs, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, water or supplies or any other cause beyond the reasonable control of Landlord. No such interruption of service shall be deemed a constructive eviction or disturbance of Tenant’s use and possession of the Demised Premises or any part thereof, or otherwise render Landlord liable to Tenant for damages, by abatement of rent or otherwise, or otherwise relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant hereby waives and releases all claims against Landlord for damages arising from such interruption or stoppage of such services.

ARTICLE 10
PROPERTY AND OTHER TAXES
     Section 10.1 Tenant’s Property. In addition to the Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord, upon demand, for any and all taxes payable by Landlord whether or not now customary or within the contemplation of the parties hereto, levied, assessed or imposed: (1) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof; (2) upon the measured value of Tenant’s personal property owned, installed, used or located in the Demised Premises, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (3) upon the leasehold interest or any right of occupancy of Tenant in the Demised Premises; or (4) upon this transaction. Any reimbursement referred to above shall be collectible by Landlord as Additional Rent hereunder.
     Section 10.2 Increased Value of Improvements. If the tenant improvements in the Demised Premises, whether installed or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “Building Standard” in other space in the Building are assessed, then the real property taxes and assessment levied against Landlord, or against the Building or any portion thereof, by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.1 above. If the records of the tax assessor having jurisdiction over the Building are available and sufficiently detailed to serve as a basis for determining whether such tenant improvements are assessed at a higher valuation than Landlord’s “Building Standard,” such records shall be binding on both Landlord and Tenant; otherwise, the actual cost of construction shall be the basis for such determination.
ARTICLE 11
INSURANCE AND INDEMNITY
     Section 11.1 Tenant’s Insurance. At all times Tenant shall keep in full force and effect a policy of comprehensive public liability and property damage (with respect to Tenant’s property and any improvements to the Building made by Tenant but not as to the Building itself) insurance with respect to the Demised Premises, in such limits as may be reasonably required from time to time by Landlord. The limits of public liability insurance on the Commencement Date shall be not less than $3,000,000 for death or injury to any number of persons or for property damage, for each occurrence. In no event shall the limits of any coverage maintained by Tenant pursuant to this Section 11.1 be considered as limiting Tenant’s liability under this Lease. The property damage policy shall name Landlord, any person, firms or corporations (including, without being limited to, any mortgagee or lessor of Landlord) designated by Landlord and Tenant as insureds to the extent their interests may appear. The liability policies, which shall name the Landlord as an additional insured, shall include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 11.2 hereof and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord 30 days prior written notice. The insurance shall be written by an insurance company, licensed and qualified to do business in the State in which the Property is located, which is reasonably acceptable to Landlord. An original copy of the policy or a certificate of insurance shall be delivered to Landlord upon the execution and delivery of this Lease and replacement certificates shall be delivered not less than ten (10) days prior to the expiration of any then existing coverage. The insurance which Tenant is required to maintain in force and effect under this Section 11.1 shall be primary insurance as respects Landlord (and any other additional insureds designated by Landlord) and not excess over or contributory with any other available insurance. Certificates of insurance evidencing the liability insurance coverage required under this Section 11.1 shall contain an endorsement to such effect. In addition, at all times during the Term hereof, Tenant shall procure and maintain Worker’s Compensation Insurance in accordance with the laws of the State in which the Property is located.
     Section 11.2 Indemnity and Non-Liability.
     (a) Neither Landlord nor Landlord’s agents (including, without being limited, to the Managing Agent), employees, contractors, officers, trustees, directors, shareholders, partners or principals (disclosed or undisclosed) shall be liable to Tenant or Tenant’s agents, employees, contractors, invitees or licensees or any other occupant of the Demised Premises, and Tenant shall save Landlord, its successors and assigns and their respective agents, employees, contractors, officers, trustees, directors, shareholders, partners and principals (disclosed or undisclosed) harmless from any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements), penalty or fine incurred in connection with or arising from any injury to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any of Tenant’s property or of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or of any owners or occupants of adjacent or neighborhood property or caused by operations in construction of any private, public or quasi-public work) unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees. However, even if such loss or damage is caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant waives, to the full extent permitted by law, any claim for consequential damages in connection therewith. To the extent of Tenant’s insurance coverage, Landlord, and its agents and employees, shall not be liable, for any loss or damage to any person or property due to the gross negligence of Landlord, its agents or employees.
     (b) Neither any (1) performance by Landlord, Tenant or others of any repairs, improvements, alterations, additions, installations, substitutions, betterments or decorations in or to the Property or the Building, the Building equipment and systems, the Common Areas or the Demised Premises, (2) failure of Landlord or others to make any such repairs or improvements, (3) damage to the Property or the Building, the Building equipment and systems, the Common Areas, the Demised Premises or Tenant’s property, (4) injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public, or quasi-public work, or by any other cause, (5) latent defect in the Building, the Building equipment and systems, the Common Areas or the Demised Premises, nor (6) inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of any of the events or occurrences referred to in the foregoing subdivisions (1) through (5) shall impose any liability on Landlord to Tenant, other than, subject to Section 24.10 hereof, such liability as may be imposed upon Landlord by law for Landlord’s gross negligence or the gross negligence of Landlord’s agents or employees in the operation or maintenance of the Building, the Building equipment and systems or the Common Areas or for the breach by Landlord of any express covenant of this Lease on Landlord’s part to be performed.
     (c) Tenant hereby indemnifies and holds harmless Landlord and Landlord’s agents, employees, contractors, officers, trustees, directors, shareholders, partners or principals (disclosed or undisclosed) from any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements), penalty or fine incurred in connection with claims asserted by any third party arising from (1) any default by Tenant in the performance of any of the terms of this Lease on Tenant’s part to be performed, or (2) the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any person claiming under Tenant, or (3) any acts, omissions or negligence of Tenant or any such person, or the contractors, agents, employees, invitees, licensees, assignees or sublessees of Tenant or any such person, or (4) any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Demised Premises. Tenant’s obligations under this Section 11.2 shall survive the expiration or earlier termination of this Lease.
     (d) Tenant shall pay to Landlord as Additional Rent, within 20 days after submission by Landlord to Tenant of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section 11.2.
     Section 11.3 Waiver of Subrogation. Landlord and Tenant shall each endeavor to procure an appropriate clause in, or endorsement to, each of its respective policies for property damage, fire and extended coverage insurance, pursuant to which the insurance company waives subrogation or consents to waiver of its right of recovery against the other party, which, in the case of Tenant, shall be deemed to include any subtenant in the Demised Premises, and having obtained such clause or endorsement of waiver of subrogation or consent to a waiver of the right of recovery, such party hereby agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others covered by such property damage fire or extended coverage insurance; provided, however, that the release, discharge and covenant not to sue herein contained shall be limited by the terms and provisions of the waiver of subrogation clause or endorsement, or the clause or endorsement consenting to a waiver of right of recovery, and shall be co-extensive therewith. If either party hereto shall not be able to obtain such clause or endorsement on a particular policy or if the inclusion of such clause or endorsement would result in an increase in premium, then that party shall so notify the other party hereto at least 15 days prior to the date the policy is to take effect. The other party shall be obligated to pay the amount of any increase in premium resulting from the inclusion of such clause or endorsement, unless such other party notifies the party obtaining the insurance, within twenty (20) days following notice of the amount of such increase, that such other party declines to pay such increase, in which event the party obtaining the insurance may omit such clause or endorsement. If a party shall fail to give notice either of inability to obtain such clause or endorsement or notice of an increase in premium, then that party shall be deemed to have waived its right of recovery from the other party with respect to any loss or damage insured against by the policy with respect to which notice was not given as provided above.
     Section 11.4 Tenant shall in no event be responsible for the cost of remediation of any Hazardous Materials in place as of the Commencement Date, except if resulting from the act or omission of Tenant or its agents, employees or contractors. Landlord shall indemnify and hold Tenant harmless from and against any and all costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether voluntary or compelled by governmental authority, to the extent that such costs are incurred due to Hazardous Materials which are located at the Property prior to the execution of this Lease, and Landlord shall, at its sole cost and expense, promptly remediate such Hazardous Materials if required by law.
ARTICLE 12
DAMAGE BY CASUALTY
     Section 12.1 Notice. Tenant shall give prompt written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.
     Section 12.2 Restoration of Improvements.
     (a) In the event the Demised Premises are damaged by fire or other casualty, Landlord shall, unless this Lease is terminated as hereinafter provided, proceed with reasonable diligence and at its sole cost and expense to repair the Demised Premises, but only to the extent of available insurance proceeds. Tenant shall promptly, at its sole cost and expense, remove such of its furniture and other belongings from the Demised Premises as Landlord shall require in order to repair and restore the Demised Premises. Until any such repairs to the Demised Premises are completed, the Fixed Rent shall be abated in proportion to the part of the Demised Premises, if any, that is unusable by Tenant in the conduct of its business.
     (b) If (1) the Demised Premises shall be (i) totally destroyed or substantially damaged, or (ii) partially destroyed or damaged by a casualty not sufficiently covered by insurance or, even if covered by insurance, which cannot be restored to tenantable condition within 180 days after the casualty, or (2) the Building shall be destroyed to the extent of one-quarter or more of its then value or so damaged that substantial alteration, demolition or reconstruction of the Building shall be required, whether or not covered by Landlord’s insurance, then in either such event Landlord or Tenant (unless the casualty is caused by Tenant, Tenant’s employees or Tenant’s agents) may elect to proceed to rebuild and repair the Demised Premises or to terminate this Lease, effective upon giving notice of such election to the other within 30 days after the occurrence of such casualty. However, notwithstanding anything to the contrary set forth above, providing Tenant has not elected to terminate the Lease in accordance with the provisions set forth above, and Landlord’s rental interruption insurance will provide benefits to Landlord for the period of time which is required for Landlord to rebuild and repair the Building pursuant to this paragraph, Landlord shall proceed to so rebuild and repair the Building, and Landlord shall not have the right to terminate this Lease in such circumstances. Landlord’s obligation to rebuild and repair under this Section 12.2 shall in any event be limited to restoring the Building and the Demised Premises to substantially the condition in which they existed prior to the casualty (in no event shall Landlord be required to repair any of Tenant’s leasehold improvements, fixtures, equipment, furniture, furnishings and personal property). Tenant agrees that, promptly after the completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its fixtures, equipment and other installations.
     (c) Tenant shall have no right to terminate this Lease in the event of the damage or destruction of the Demised Premises other than as set forth in this Section 12.2 and hereby waives the provisions of any Applicable Law granting Tenant such right.
     Section 12.3 Damage During Last Year of Lease Term. Without limiting Landlord’s rights under Section 12.2, in the event the Building or Demised Premises shall be substantially damaged during the last year of the term of this Lease, either Tenant or Landlord may elect to terminate this Lease effective upon giving notice of such election, in writing, to the other within thirty (30) days after the happening of the fire or other casualty.
ARTICLE 13
EMINENT DOMAIN
     Section 13.1 Taking of Demised Premises. If during the Term all of the Demised Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or sale-in-lieu of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Demised Premises (hereinafter called the “Date of Taking”). If so much of the Demised Premises (but less than all) is taken as shall render the Demised Premises unusable for Tenant’s business purposes, Tenant and Landlord shall each have the right to terminate this Lease by giving written notice to the other party of termination within 30 days after the Date of Taking.
     Section 13.2 Partial or Temporary Taking of Building.
     (a) If during the Term, the Building, or any portion thereof, is taken or sold as set out in Section 13.1, then (1) if substantial alteration or reconstruction of the Building is necessary as a result thereof; (2) if one-quarter or more of the value of the Building is included in such taking or sale; or (3) if such portion of the Common Areas shall be taken as to materially interfere or prevent access to the Building or reduce the value of the Land and the Building by more than one-quarter; then, either Tenant or Landlord shall have the right to terminate this Lease by giving to the other at least 30 days’ written notice thereof.
     (b) If during the Term the Building or the Common Areas, or any portion thereof, shall be taken as set out in Section 13.1 for a period of less than one (1) year, this Lease shall remain in full force and effect subject to Section 13.4 hereof. If such a taking shall be for a period of one (1) year or more, then the provisions of Section 13.1 and Section 13.2(a), as the case may be, shall be applicable.
     (c) If either party exercises its rights of termination under Section 13.1 or 13.2 (and any such right must be exercised within 30 days after the Date of Taking, failing which such right shall be deemed waived), this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the Date of Taking.
     Section 13.3 Surrender. On the date of any termination under Section 13.1 or 13.2, Tenant shall immediately surrender to Landlord the Demised Premises and all interests therein under this Lease and Tenant shall pay Landlord Rent through the date of termination (or through the Date of Taking if such date shall not be the same as the date of termination). Landlord may, through judicial process, re-enter and take possession of the Demised Premises and remove Tenant therefrom.
     Section 13.4 Rent Adjustment for Partial Taking of Demised Premises. If any portion of the Demised Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term shall expire (or, in respect of a taking pursuant to Section 13.2(b) hereof, have no force and effect for the period of such temporary taking) with respect to the portion so taken on (or from) the Date of Taking. In such event, the Rent thereafter payable under this Lease shall be adjusted pro rata in order to account for the resulting reduction (either temporarily or permanently) in the number of rentable square feet in the Demised Premises.
     Section 13.5 Awards. Upon any taking or sale described in this Article 13, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have nor advance any claim against Landlord or anyone else for the value of its property or its leasehold estate under this Lease, or for the costs or removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account a separate award from the condemning authority attributable to the taking or purchase of Tenant’s trade fixtures, or the removal or relocation of its business and effects, or the interruption of its business provided that Landlord’s award is not diminished thereby. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

ARTICLE 14
RIGHTS RESERVED TO LANDLORD
     Section 14.1 Access to Demised Premises. Landlord and Landlord’s agents shall have the right (but shall not be obligated) to enter the Demised Premises in any emergency at any time, and to perform any acts related to the safety, protection or preservation thereof or of the Building. At other reasonable times, and upon reasonable notice, Landlord may enter the Demised Premises (1) to examine and make such repairs, replacements and improvements as Landlord may deem necessary or, subject to Tenant’s reasonable approval, reasonably desirable to the Demised Premises or to any other portion of the Building, (2) for the purpose of complying with laws, regulations and other requirements of governmental authorities or the provisions of this Lease, (3) for the purpose of posting notices of nonresponsibility, or (4) for the purposes of showing the same to prospective purchasers or mortgagees of the Building, and during the last 12 months of the Term for the purpose of showing the same to prospective tenants. Tenant shall permit Landlord to use and maintain and replace unexposed pipes and conduits in and through the Demised Premises and to erect new unexposed pipes and conduits therein. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into the Demised Premises and close or temporarily suspend operation of areas of the Demised Premises without such interference constituting an eviction. Tenant shall not be entitled to any damages by reason of loss or interruption of business or otherwise during such periods. During such periods Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Demised Premises. If Tenant is not present to open and permit an entry into the Demised Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or otherwise, provided reasonable care is exercised to safeguard Tenant’s property. Such entry shall not render Landlord or its agents liable therefor, nor in such event shall the obligations of Tenant hereunder be affected. If during the last month of the Term Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter, alter, renovate or redecorate the Demised Premises without limitation or abatement of Rent or without incurring liability to Tenant for any compensation, and such act shall have no effect on this Lease or Tenant’s obligations hereunder.
     Section 14.2 Additional Rights. Landlord shall have the following additional rights exercisable without notice (except as provided below) and without liability to Tenant for damage or injury to property, person or business, all claims for damage being hereby released, and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs, or abatement of Rent:
     (a) Subject to Tenant’s reasonable approval, to change the name, number or designation by which the Building may be known;
     (b) Subject to Tenant’s reasonable approval, to make such changes in or to the Building, including the building equipment and systems, as Landlord may deem necessary or desirable, provided that any such change does not deprive Tenant of a reasonable means of access to the Demised Premises or unreasonably interfere with the use of the Demised Premises;
     (c) Intentionally deleted;
     (d) After any applicable notice and the expiration of any applicable cure period, to perform any act, obligation or other commitment required of or by Tenant which Tenant has not performed for any reason whatsoever (including, without being limited to, obtaining insurance coverage), and to charge Tenant as Additional Rent all reasonable costs and expenses incurred by Landlord for such performance, together with interest thereon at the Default Rate from the dates of Landlord’s expenditures until paid.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
Section 15.1 Consent Required.
     (a) Except with respect to a “Permitted Affiliate Transfer” (as hereinafter defined), Tenant shall not, voluntarily or involuntarily, by operation of law or otherwise: (i) assign, mortgage, pledge, encumber or in any manner transfer this Lease in whole or in part, or (ii) sublet all or any part of the Demised Premises, or allow any other person to occupy all or any part thereof, without the prior written consent of Landlord in each instance, the granting of which consent shall not be unreasonably withheld, delayed or conditioned, and any attempt to do any of such acts without such consent shall be null and void and of no effect. Along with Tenant’s request, Tenant shall pay Landlord Five Hundred and No/100 Dollars ($500.00) to cover Landlord’s expenses in reviewing said request. Provided written notice is given Landlord, a transfer of control of Tenant, including, without being limited to, a transfer of stock or partnership interest or the merger, consolidation, sale of all or substantially all of the other assets of Tenant or other corporate or other reorganization of Tenant (whether or not Tenant shall be the surviving entity), shall not be deemed an assignment under this Lease and shall not be subject to the provisions of this Article, including the requirement of obtaining Landlord’s prior consent. The consent by Landlord to any assignment, mortgage, pledge, encumbrance, transfer or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage, pledge, encumbrance, transfer or subletting.
     (b) In the event Tenant desires to assign this Lease or sublet all or a portion of the Demised Premises, Tenant shall advise Landlord of its intention to sublease or assign this Lease.
     (c) Within fifteen (15) days after receiving such notice, Landlord shall have the right to terminate this Lease if the proposed transaction is an assignment; or as to a sublease, terminate this Lease for only the portion of the Demised Premises to be subleased (the “Subject Premises”).

     (d) If within said fifteen (15) day period Landlord does not terminate this Lease in the case of a proposed assignment or terminate the Lease as to the Subject Premises pursuant to Section 15.1(c), Landlord shall not unreasonably withhold its consent to the proposed sublease or assignment. Such consent shall be granted or denied (stating in reasonable detail the reasons for any denial) within fifteen (15) days after Landlord receives a term sheet setting forth the principal economic terms of the proposed sublease or assignment and sufficient information to permit Landlord to determine the acceptability, financial responsibility, and character of subtenant or assignee. If Landlord fails or refuses to consent or deny its consent to any such transaction within three (3) business days from receipt of written notice from Tenant following the expiration of the fifteen (15) day period as provided in the immediately preceding sentence, advising Landlord of such failure or refusal, Landlord shall be deemed to have approved such transaction. Such consent shall be deemed to be reasonably withheld if: (i) in the judgment of Landlord the purposes for which the subtenant or assignee intends to use the Demised Premises or Subject Premises are in violation of the terms of this Lease; (ii) Tenant is in default under this Lease beyond any applicable notice and cure period; (iv) the Subject Premises or the remaining balance of the Demised Premises, if any, does not have appropriate means of ingress and egress or is not suitable for normal renting purposes; (v) the proposed subtenant or assignee is a governmental unit; (vi) the assignee or sublessee is not, in the reasonable judgment of Landlord, solvent or does not have unencumbered assets of a value at least equal to twice the projected annual costs of the obligations to be assumed; (vii) in the judgment of Landlord such a sublease or assignment would violate any term, condition, covenant, or agreement of the Landlord involving the Building, or any other tenant’s lease within it; (viii) the proposed use or occupancy of the Demised Premises or Subject Premises, as the case may be, by the assignee or sublessee would either violate any applicable law, statute, ordinance, code or regulation or would impose any obligation upon Landlord to comply with any of the foregoing or increase Landlord’s obligation to comply with any of the foregoing; or (ix) any such proposed sublease or assignment would cause a breach of the ERISA representations set forth in Section 24.14 below. Notwithstanding anything to the contrary contained in this Lease, Tenant’s sole right and remedy in any dispute as to whether Landlord’s consent to a proposed sublease or proposed assignment has been unreasonably withheld shall be an action for declaratory judgment or specific performance and Tenant shall not be entitled to any damages if Landlord is adjudged to have unreasonably withheld such consent.
     (e) If Landlord grants consent to any assignment or sublease hereunder, it shall be upon and subject to the following terms: (i) the terms and conditions of this Lease shall in no way be deemed modified, abrogated or amended; (ii) Tenant shall pay Landlord a reasonable fee (not to exceed $2,500.00) determined by Landlord for each sublease or assignment submitted; and (iii) the consent shall not be deemed a consent to any further subletting or assignments by either Tenant, subtenants or assignees. In addition to the foregoing conditions, if Tenant shall assign this Lease, the assignee shall expressly assume all obligations of Tenant hereunder in a written instrument reasonably satisfactory to Landlord and furnished to Landlord by Tenant not later than fifteen (15) days prior to the effective date of the assignment; if Tenant shall sublease any portion or all of the Demised Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord’s option and written request, in the event this Lease terminates before the expiration of the sublease. If Tenant intends to sublease all or a portion of the Demised Premises and received any required approval of the Landlord, Tenant shall provide Landlord with a copy for review of the sublease intended to be executed. Tenant shall not be released from any obligations or liabilities under this Lease as a result of any assignment of this Lease or sublet of all or any portion of the Demised Premises.
     (f) If Tenant shall assign this Lease or sublet all or any portion of the Demised Premises pursuant to the terms of this Article 15, then Tenant shall pay Landlord as additional Rent, fifty percent (50%) of the excess payments or other economic consideration whether denominated as rent or otherwise (together with escalations) payable to Tenant under the sublease or assignment which might be in excess of the Fixed Rent plus Additional Rent payable to Landlord under this Lease (or, if only a portion of the Demised Premises is being sublet, the excess payments or other economic consideration allocable on a rentable square footage basis to the space sublet), less the costs incurred by Tenant in connection with such assignment or sublease, including but not limited to brokers and legal fees and the value of all tenant concessions such as, free rent, tenant improvement allowances or any alterations performed by Tenant to accommodate such sublease or assignment.
     (g) Notwithstanding any provisions in this Article to the contrary, a “Permitted Affiliate Transfer”, as defined below, is permitted without the prior written consent of Landlord, but with prior notice to Landlord. A “Permitted Affiliate Transfer” means an assignment/sublet where (a) the transferee/sublessee is directly or indirectly controlled by the Tenant and (b) the transferee’s/sublessee’s use of the Demised Premises will be consistent with that of the Tenant.
     (h) In the event Landlord approves any sublease or assignment of this Lease, or in the event of the sale of all or substantially all of Tenant’s assets or a merger (for which Landlord’s consent is not required), Landlord shall provide an estoppel statement containing information similar to the estoppel certificate Tenant is required to provide pursuant to Section 21.1 hereof upon Tenant’s written request.
ARTICLE 16
BANKRUPTCY
     Section 16.1 Bankruptcy. If at any time after the execution and delivery of this Lease, there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease, (a) if such event shall occur prior to the Commencement Date, shall ipso facto be cancelled and terminated, or (b) if such event shall occur on or after the Commencement Date, at the option of Landlord to be exercised within 60 days after notice of the happening of any one or more of such events, may be cancelled and terminated, and in any such event of termination neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises, and Landlord, in addition to the other rights and remedies granted by virtue of any other provision in this Lease or by virtue of any statute or rule of law, may retain as damages any Rent, Security Deposit, or moneys received by it from Tenant or others on behalf of Tenant.
     Section 16.2 Measure of Damages. In the event of the termination of this Lease pursuant to Section 16.1 above, Landlord shall be entitled to the same rights and remedies as set forth in Article 17.
ARTICLE 17
DEFAULT
     Section 17.1 Events of Default. This Lease and the Term and estate hereby granted are subject to the limitation that:
     (a) whenever Tenant shall have failed to pay any installment of Rent, or any portion thereof when the same shall be due and payable, and Tenant shall have failed to pay same for a period of five (5) days after notice of such failure has been given to Tenant; or
     (b) whenever Tenant shall have failed to comply with, shall have violated or shall be in default in the performance of any other provision of this Lease and Tenant shall have failed to cure such default (except a default under Section 17.1(e)) within 20 days after notice from Landlord of such noncompliance, violation or default (in the case of a default which cannot with due diligence be cured within a period of 20 days, Tenant shall have such additional time to cure same as may reasonably be necessary, provided Tenant commences curing such default within the 20 day period and proceeds promptly, effectively, continuously and with due diligence to cure such default after delivery of said notice); or
     (c) whenever Tenant shall vacate or abandon the Demised Premises and leave same vacated or abandoned for a period of 20 days after notice from Landlord; or
     (d) whenever any material warranty, representation or statement made or furnished by Tenant to Landlord at any time in connection with this Lease is determined to have been false or misleading in any material respect when made or furnished; or
then regardless and notwithstanding the fact that Landlord has or may have some other remedy under this Lease or by virtue hereof, or in law or in equity, Landlord may give to Tenant a notice

(the “Termination Notice”) of intention of Landlord to end the term of this Lease specifying a day not less than ten (10) days thereafter and, upon the giving of the Termination Notice, this Lease and the Term and estate hereby granted shall expire and terminate upon the day so specified in the Termination Notice as fully and completely and with the same force and effect as if the day so specified were the Expiration Date and all rights of Tenant shall terminate and Tenant shall remain liable for damages as hereinafter provided. From and after any date upon which Landlord is entitled to give a Termination Notice, Landlord, without further notice and with or without giving such Termination Notice, may enter upon, re-enter, possess and repossess itself of the Demised Premises, by summary proceedings, ejectment or otherwise in accordance with law, and may dispossess and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same. As used in this Lease the words “enter” and “re-enter” are not restricted to their technical legal meanings.
     Upon and after such entry into possession Landlord may, but shall have no obligation to, relet the Demised Premises, or any part thereof, for the account of Tenant, to any person, firm or corporation, other than Tenant, for such Rent, for such time and upon such terms as Landlord, in Landlord’s reasonable discretion, shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant about such reletting.
     Section 17.2 Damages.
     (a) Tenant covenants and agrees that in the event of the termination of this Lease or re-entry by Landlord, under, any of the provisions of this Article 17 or pursuant to law, by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord, as damages with respect to this Lease, at the election of Landlord:
     (1) a sum which at the time of such termination of this Lease or at the time of any re-entry by Landlord, as the case may be, represents the excess, if any, of the present value (discounted at 5% per annum) of:
     (i) the aggregate of the Rent which would have been payable by Tenant for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date of this Lease, had this Lease not so terminated or had Landlord not so re-entered the Demised Premises over
     (ii) the aggregate fair market rental value of the Demised Premises for the same period; or
     (2) sums equal to the Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the days specified in this Lease following such termination or such re-entry and until the Expiration Date of this Lease, provided, however, that if the Demised Premises shall be leased or re-let during said period, Landlord shall credit Tenant with the net rents, if any, received by Landlord from such leasing or re-letting, such net Rent to be determined by first deducting from the gross rents as and when received by Landlord from such leasing or re-letting the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Demised Premises and of securing possession thereof, as well as the expense of leasing and re-letting, including altering and preparing any portion of the Demised Premises for new tenants, brokers’ commissions and all other expenses properly chargeable against the Demised Premises and the rental therefrom; but in no event shall Tenant be entitled to receive any excess of such net rents over the Rent, payable by Tenant to Landlord hereunder.
     (b) Suit or suits for the recovery of any and all damages, or any installments thereof, provided for hereunder may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article 17, or under provisions of any law, or had Landlord not re-entered the Demised Premises.
     (c) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above other than punitive or consequential damages, which are hereby waived by Landlord.
     Section 17.3 Landlord Default. It shall be deemed a “Landlord Default” if Landlord breaches any of the terms or covenants of this Lease to be performed by Landlord, and such breach continues for thirty (30) days (ten (10) days in the event of failure to pay an amount due and owing to Tenant) after notice from Tenant to Landlord of such breach; provided, however, that such failure shall not be a Landlord Default if such failure could not reasonably be cured during such thirty (30) day period, Landlord has commenced the cure within such thirty (30) day period and so long as Landlord is thereafter diligently, promptly, effectively and continuously pursuing such cure to completion. Upon the occurrence of a Landlord Default, Tenant may exercise such remedies as are available to Tenant at law or equity, other than consequential or punitive damages or those remedies which are specifically waived under this Lease. Notwithstanding the foregoing, in the event of a Landlord Default and there then exists a mortgage encumbering the Property, before Tenant may exercise its remedies as above provided, Tenant shall first give the mortgagee (as identified by Landlord) written notice of the Landlord Default and such mortgagee shall be afforded a reasonable opportunity (not less than thirty (30) days) to effect a cure of such Landlord Default.
     Section 17.4 Waiver of Jury Trial. To the fullest extent permitted by the applicable law, the parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or the interpretation thereof, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage.

ARTICLE 18
SURRENDER
     Section 18.1 Possession. Upon the expiration or earlier termination of this Lease, Tenant shall immediately quit and surrender possession of the Demised Premises in as good a state and condition as they were when entered into, reasonable wear and tear and casualty damage (other than that which Tenant is obligated to repair) excepted. Upon such surrender, all right, title and interest of Tenant in the Demised Premises shall cease.
     Section 18.2 Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger, but shall, at Landlord’s option, terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option hereunder shall be exercised by notice to Tenant and all known sublessees or subtenants in the Demised Premises or any part thereof.
ARTICLE 19
HOLDING OVER
     Section 19.1 Holding Over. If Tenant retains possession of the Demised Premises or any part thereof after the expiration or earlier termination of this Lease, Tenant shall pay as Rent a sum equal to 150% of the amount of Fixed Rent plus Additional Rent hereunder, payable for the month preceding such holding over computed on a daily basis for each day that Tenant remains in possession. Tenant shall also be liable for and shall pay to Landlord, all direct damages sustained by reason of Tenant’s holding over. The provisions of this section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
ARTICLE 20
REMEDIES CUMULATIVE
     Section 20.1 No Waiver. No waiver by Landlord or Tenant of a breach of any covenants, agreements, obligations or conditions of this Lease shall be construed to be a waiver of any future breach of the same or any other covenant, agreement, obligation or condition hereof. No receipt of money by Landlord from Tenant after notice of default, or after the termination of this Lease or the commencement of any suit or final judgment of possession of the Demised Premises, shall reinstate, continue or extend the term of this Lease or affect any notice, demand or suit. The rights and remedies hereby created are cumulative, and the use of one remedy shall not be construed to exclude or waive the right to the use of another, or exclude any other right or remedy allowed by law.

ARTICLE 21
ESTOPPEL CERTIFICATE, SUBORDINATION, ATTORNMENT
     Section 21.1 Estoppel Certificate. Tenant shall at any time upon the request of Landlord, execute and deliver in recordable form and in substance satisfactory to Landlord, an estoppel certificate certifying: the date Tenant accepted occupancy of the Demised Premises; the date to which Rent has been paid; the amount of any Security Deposit; that this Lease is in full force and effect and has not been modified or amended (or if modified or amended, describing the same) and that there are no defenses or offsets thereto or defaults of Landlord under this Lease (or if any be claimed, describing the same); and such other matters as Landlord may reasonably request. Tenant’s failure to deliver such certificate within ten (10) days of the demand therefor shall be a default hereunder.
     Section 21.2 Subordination. Subject to Landlord’s representation as set forth in Section 24.4 hereof and the last sentence of this Section 21.2, this Lease is and shall be subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which now or hereafter affect the Land, Building and/or any ground or underlying leases thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. The provisions of this section shall be automatic and shall not require any further action. In confirmation of such subordination, Tenant will execute and deliver upon demand of Landlord any and all instruments desired by Landlord subordinating this lease to such lease, mortgage or deed of trust. Landlord represents that there is currently no mortgage lien against the Property. Notwithstanding the foregoing, Tenant’s obligation to subordinate this Lease to the lien of any future mortgagee will be conditioned upon Tenant’s receipt of a non-disturbance agreement in such mortgagee’s customary form, with commercially reasonable changes requested by Tenant and providing such form does not change or modify any of the material provisions of this Lease.
     Section 21.3 Attornment. Tenant agrees that, at the option of the landlord under any ground lease now or hereafter affecting the real property of which Demised Premises forms a part, Tenant shall attorn to said landlord in the event of the termination or cancellation of such ground lease and if requested by said landlord, enter into a new lease with said landlord (or a successor ground-lessee designated by said landlord) for the balance of the term then remaining hereunder upon the same terms and conditions as those herein provided.
     Section 21.4 Mortgages. Tenant covenants and agrees that, if by reason of default under any mortgage or deed of trust which may now or hereafter affect the Land and/or the Building, the mortgagee thereunder enters into and becomes possessed of the said mortgaged property either through possession or foreclosure action or proceeding, or in the event of the sale of the said mortgaged property as a result of any action or proceeding to foreclosure the said mortgage, Tenant will attorn to the mortgagee or such then owner as its landlord under this Lease. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the mortgagee or the then owner of the said mortgaged property of which the Demised Premises forms a part any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the mortgagee under any such mortgage to terminate the same, and agrees that this Lease shall not be affected in any way whatsoever by any such proceeding.
ARTICLE 22
QUIET ENJOYMENT
     Section 22.1 Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon payment by Tenant of the Rent hereunder and upon the observance and performance of all of the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, free of all claims from Landlord and those claiming by, through or under Landlord, but subject, nevertheless, to the terms and conditions of this Lease (including, without being limited to, the provisions of Article 21).
ARTICLE 23
NOTICES
     Section 23.1 Notices. Whenever any notice or consent is required or permitted hereunder, such notice or consent shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (a) upon receipt or refusal of receipt when sent by recognized overnight courier or (b) upon receipt or refusal of receipt when deposited in the United States Mail, postage prepaid, Registered or Certified Mail, Return Receipt Requested, addressed to the parties hereto at the addresses set forth in Article l, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith.
ARTICLE 24
MISCELLANEOUS PROVISIONS
     Section 24.1 Time. Time is and shall be of the essence of this Lease and all its provisions.
     Section 24.2 Applicable Law and Construction.
     (a) This Lease shall be governed by and construed under the laws of the State in which the Property is located.
     (b) The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though fully expressed. If there is more than one person or entity who or which are Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several. The relationship between Landlord and Tenant created hereunder shall be that of lessor and lessee and nothing herein shall be construed as creating any joint venture or partnership. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.
     Section 24.3 Parties Bound. It is agreed that this Lease, and each and all the covenants and obligations hereof, shall be binding upon and inure to the benefit of, as the case may be, the parties hereto, their respective heirs, executors, administrators, successors and assigns, subject to all agreements and restrictions herein contained with respect to assignment or other transfer of Tenant’s interest herein.
     Section 24.4 No Representations by Landlord. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Property or the Building, the Demised Premises, permissible uses of Demised Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Demised Premises except as herein expressly set forth, and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the Building and the Demised Premises and is thoroughly acquainted with their condition, and agrees to accept the same “as is” subject to completion of Landlord’s Work, if any. All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it, in whole or in part, or a surrender of this Lease or of the Demised Premises or any part thereof or of any interest of Tenant therein unless such executory agreement is in writing and signed by Landlord and Tenant. Notwithstanding any provision to the contrary, Landlord represents that (i) any existing ground lease affecting the Property is subordinate to this Lease; and (ii) the Building was constructed substantially in accordance with the plans filed with the applicable governmental authorities.
     Section 24.5 Brokers. Tenant warrants that it has had no dealings with any broker, agent or any other person in connection with the negotiation or execution of this Lease other than the broker(s) identified in Article 1. Landlord agrees to compensate the Broker pursuant to a separate agreement. Landlord and Tenant each agree to indemnify and hold harmless the other from and against any and all cost, expense, or liability for commissions or other compensation and charges claimed by any broker or agent (other than the broker(s) identified in Article 1) with respect to this Lease on account of their respective acts.
     Section 24.6 Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair the validity of any other provision.
     Section 24.7 Force Majeure. In the event Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature beyond their the reasonable control, in performing work or doing acts required under the terms of this

Lease, then performance of such act shall be extended for a period equivalent to the period of such delay.
     Section 24.8 Definition of Landlord. As used in this Lease, the term “Landlord” shall mean only the owner, or the mortgagee in possession, for the time being, of the Building and the Land or the owner of a lease of the Building or of the Land and the Building, so that in the event of any sale of the Building or of the Land and the Building or of said Lease, or in the event of a lease of the Building or of the Land and the Building, said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder thereafter to be performed or observed, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and any such purchaser or lessee, that such purchaser or lessee has assumed and agreed to perform and observe any and all covenants and obligations of Landlord hereunder.
     Section 24.9 No Option. The submission of this Lease for examination or execution does not constitute a reservation of or option for the Demised Premises, and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.
     Section 24.10 Exculpatory Clause. All separate and personal liability of Landlord or any trustee, director, officer, partner or principal (disclosed or undisclosed) thereof of every kind or nature, if any, is waived by Tenant, and by every person now or hereafter claiming by, through or under Tenant; and Tenant shall look solely to Landlord’s estate in the Property for the payment of any claim against Landlord.
     Section 24.11 No Recording. Tenant shall not record this Lease, or any portion or any reference hereto. In the event Tenant records this Lease, or permits or causes this Lease, or any portion hereof or reference hereto to be recorded, this Lease shall terminate at Landlord’s option or Landlord may declare a default hereunder and pursue any and all of its remedies provided in this Lease.
     Section 24.12 No Light, View or Air Easements. Any diminution or shutting off of light, view or air by any structure which may be erected on lands adjacent to the Property shall in no way affect this Lease or impose any liability on Landlord.
     Section 24.13 Financial Statements. In the event Tenant is not then a publically traded entity, Tenant, within 15 days after request, but not more than once each calendar year, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease.
     Section 24.14 ERISA. Tenant hereby represents and warrants to Landlord that (i) Tenant is not a “party in interest” (within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended) or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended) with respect to any retirement or pension plan of the Metropolitan Life Insurance Company, and (ii) Tenant is not

and will not become a “benefit plan investor” as defined in Section 3(42) of ERISA or a “governmental plan” within the meaning of Section 3(32) of ERISA.
     Section 24.15 Patriot Act. Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)(“Order”)and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii)is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).
     Section 24.16 Signage. Tenant shall be permitted to install identification signage (i) on the entry doors to the Demised Premises, or (ii) on a monument sign if approved by governmental authorities. All such signage shall be installed at Tenant’s sole expense, and only after first receiving Landlord’s approval of plans and specifications therefor, not to be unreasonably withheld, as well as any necessary permits, and must comply will all applicable laws, codes and ordinances. At the expiration or earlier termination of the Term, Tenant shall remove all such signage and repair any damage caused by such removal, all at Tenant’s sole cost and expense
     Section 24.17 Renewal Option. Tenant shall, provided the Lease is in full force and effect and Tenant is not in monetary default under the terms and conditions of the Lease at the time of notification or commencement beyond applicable notice and cure periods, have one (1) option to renew this Lease for a term of five (5) years on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

     (a) If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen (15) months prior to the expiration of the then current term of the Lease but no later than the date which is ten (10) months prior to the expiration of the then current term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.
     (b) The Fixed Rent and Monthly Fixed Rent in effect at the expiration of the then current term of the Lease shall be adjusted to reflect the fair market rental for comparable space in similar buildings in the same rental market as of the date the renewal term is to commence, taking into account concessions then being provided for renewals by landlords of such similar buildings (including without limitation rent abatement and tenant improvement allowances) as well as the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the new Fixed Rent and Monthly Fixed Rent for the Demised Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Section 24.17. Said notification of the new Fixed Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the renewal term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than four (4) months prior to the expiration of the then current term, Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Demised Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal. Tenant may elect to rescind its exercise of the renewal option within three (3) business days after Tenant is advised of the MAI appraisal determination, provided that Tenant pays for the entire MAI appraisal cost.
This option is not transferable except to an Affiliate or entity which acquires all or substantially all of Tenant’s assets, or involved with a merger with Tenant (collectively, Permitted Transferees”); the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee, except a Permitted Transferee, have any rights to exercise the aforesaid option to renew. However, in the event there is any other transfer in the control of Tenant, the option shall be transferable to the new controlling entity.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the 21st day of December, 2009.

TENANT:		LANDLORD:

G III APPAREL GROUP LTD, a Delaware corporation		GRANITE SOUTH BRUNSWICK LLC, a Delaware limited liability company

By:	/s/ Wayne S. Miller	By:	BlackRock Granite Property Fund,

	Name: Wayne S. Miller		L.P., its Sole Member
Title: Chief Operating Officer
		By:	BlackRock Granite Property Fund,
LLC, its General Partner

		By:	BlackRock Granite Property Fund,
Inc., its Sole Member

		By:	BlackRock Realty Advisors, Inc., its
Investment Manager

		By:	/s/ Robert D. Norberg
			Name:	Robert D. Norberg
			Title:	Director